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     ENTERPRISE FEDERAL BANCORP, INC.  ANNOUNCES COMPLETION OF
       ACQUISITION OF SECURITY SAVINGS HOLDING COMPANY, INC.

     WEST CHESTER, Ohio (BUSINESS WIRE)--November 24, 1998--Enterprise Federal Bancorp, Inc. (NASDAQ:EFBI), the holding company for Enterprise Federal Savings Bank, announced today completion of the acquisition of Security Savings Holding Company, Inc., the holding company for Security Savings Association, and the subsequent merger of Security Saving's operations into Enterprise Savings. The acquisition was consummated on November 20, 1998. The total cash consideration payable to Security shareholders will equal approximately $13.0 million.

     Otto L. Keeton, Enterprise Bancorp's President and CEO remarked, "The combination of Enterprise Bancorp and Security represents a natural extension of Enterprise Bancorp's existing operations. We look forward to providing Security's customers the same high level of service they enjoyed in the past, plus the many benefits of Enterprise Bancorp's broad range of products and services made possible by the resources of a larger financial institution."

     Upon consummation of the transaction, Enterprise Bancorp's consolidated assets totaled approximately $571 million. Enterprise Bancorp operates 11 full service offices in four counties of southwestern Ohio surrounding the greater Cincinnati metropolitan area.


Contact:

Enterprise Federal Bancorp, Inc.
Thomas J. Noe (513) 755-4600







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